Exhibit 99.1

May 8, 2025

Ivanhoe Electric Subsidiary Cordoba Minerals Corp. Signs Definitive Agreement to Sell Remaining 50% Stake in Alacrán Copper Project in Colombia

Initial Cash Proceeds of US $88 Million to be Paid on Closing with an Additional US $12 Million Paid upon Commercial Production

US $100 Million Purchase Price Represents a Value per Cordoba Minerals Corp. Common Share of US $1.10 or CDN $1.52

Ivanhoe Electric Anticipates Receiving a Cash Distribution of Over US $40 Million from the Initial Proceeds

PHOENIX, ARIZONA – Ivanhoe Electric Inc. (“Ivanhoe Electric”) (NYSE American: IE; TSX: IE) Executive Chairman Robert Friedland and President and Chief Executive Officer Taylor Melvin are pleased to announce that Ivanhoe Electric’s 63%-owned subsidiary, Cordoba Minerals Corp. (TSXV: CDB; OTCQB: CDBMF) (“Cordoba”) has signed a definitive Framework Agreement (the “Agreement”) for the sale of the remaining 50% of the Alacrán Copper Project to a consortium of investors including JCHX Mining Management Co., Ltd. (“JCHX”), a 19.8% shareholder of Cordoba, for US $88 million in cash on closing, US $12 million in a deferred payment, and up to US $28 million in a contingent payment (the “Transaction”). JCHX acquired its initial 50% of the Alacrán Copper Project in May 2023 for total cash consideration of US $100 million (refer to Ivanhoe Electric’s May 8, 2023 news release).

Mr. Melvin commented: “Today’s announcement is an excellent outcome for Cordoba and all of its shareholders. Upon closing, JCHX and its consortium partners will be in a strong position to fund and advance the development of the Alacrán Copper Project. This transaction will be an important milestone for Ivanhoe Electric towards the monetization of our long-term investment in the Alacrán Copper Project. Proceeds received from the transaction will be used to support our U.S.-based projects and other exploration initiatives.”

The Agreement was signed on May 8, 2025. Ivanhoe Electric has completed an 8-K filing of the Agreement with the U.S. Securities and Exchange Commission.

A consortium, including JCHX, will acquire the remaining 50% ownership in the Alacrán Copper Project for total cash consideration of up to US $128 million

The Transaction will be completed through the sale of two of Cordoba’s indirect, wholly owned subsidiaries, Minerales Cordoba S.A.S. and Exploradora Cordoba S.A.S., to Veritas Resources AG, an entity that currently holds the other 50% interest in the Alacrán Copper Project.

Terms of the transaction include:

1)	initial cash payment of US $88 million payable by the consortium upon closing;

2)	deferred cash payment of US $12 million on the earlier of:
a)	commencement of commercial production at the Alacrán Copper Project; or
b)	36 months from the closing date; and

3)	a potential contingent cash payment based on the prevailing copper price at the time of commercial production at the Alacrán Copper Project:
a)	US $8 million if the copper price is between US $12,000 and US $13,000 per tonne; or
b)	US $28 million if the copper price is greater than US $13,000 per tonne.

After retaining a US $5 million working capital reserve, the payment of taxes, fees, and other costs associated with negotiating and closing the transaction, and after settling all outstanding liabilities and obligations, it is estimated that approximately US $65 to US $70 million in cash will be available for distribution to Cordoba shareholders, of which Ivanhoe Electric’s share would be over US $40 million.

It is a requirement of the Agreement that the Transaction is completed by December 31, 2025. Closing of the transaction is subject to certain conditions, including but not limited to:

1)	approval by the TSX Venture Exchange;

2)	approval by Cordoba shareholders at a special meeting of shareholders held in or around August 2025, but in no event later than September 15, 2025; and

3)	approval of the Environmental Impact Assessment for the Alacrán Copper Project by Colombia’s Autoridad Nacional de Licencias Ambientales.

Following the closing of the Transaction, Cordoba will continue to be a publicly listed company on the TSX Venture Exchange with its 51%-owned Perseverance Copper Project located in Arizona. Cordoba can earn up to 80% interest in the Perseverance Copper Project by completing a total of CDN $14.2 million in exploration expenditures by April 2026. In addition, Cordoba will search for business development opportunities. Ivanhoe Electric will continue to hold the majority of the Company’s shares.

The disclosure of the transactions in this press release is necessarily of a summary nature and is qualified by text of the Agreement itself, which will be filed with the U.S. Securities and Exchange Commission.

About Cordoba Minerals Corp.

Cordoba Minerals Corp. (Cordoba) is a publicly traded copper-gold developer with high-potential projects in underexplored, world-class porphyry copper belts. Cordoba has a management team with a demonstrated track record of acquiring, exploring, and developing mineral projects in the Americas and around the world, and the strong financial and technical backing of cornerstone investors, Ivanhoe Electric and JCHX. Cordoba trades on the TSX.V: CDB and OTCQB: CDBMF.

Website: www.cordobaminerals.com

About Ivanhoe Electric

We are a United States domiciled minerals exploration company with a focus on developing mines from mineral deposits principally located in the United States. We seek to support American supply chain independence by finding and delivering the critical metals necessary for electrification of the economy, with a focus on copper. We use our accurate and powerful Typhoon™ geophysical surveying system, together with advanced data analytics provided by our 94.3% owned subsidiary, Computational Geosciences Inc. (“CGI”), to accelerate and de-risk the mineral exploration process as we seek to discover new deposits of critical metals that may otherwise be undetectable by traditional exploration technologies. We believe the United States is significantly underexplored and has the potential to yield major new discoveries of critical metals. Our mineral exploration efforts focus on copper as well as other metals including nickel, vanadium, cobalt, platinum group elements, gold and silver. Through the advancement of our portfolio of electric metals exploration projects, headlined by the Santa Cruz Project in Arizona as well as other exploration projects in the United States, we intend to support the United States' supply chain independence by finding and delivering critical metals necessary for the electrification of the economy. We also operate a 50/50 joint venture with Saudi Arabian Mining Company Ma’aden ("Ma'aden") to explore for minerals on ~48,500 km2 of underexplored Arabian Shield in Saudi Arabia.

Website: www.ivanhoeelectric.com

Contact Information

Mike Patterson

Vice President, Investor Relations and Business Development

Email: mike@ivnelectric.com

Phone: 1-480-601-7878

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Ivanhoe Electric’s Executive Chairman Robert Friedland: @robert_ivanhoe

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Ivanhoe Electric’s investor relations website located at www.ivanhoeelectric.com should be considered Ivanhoe Electric’s recognized distribution channel for purposes of the Securities and Exchange Commission’s Regulation FD.

Forward-Looking Statements

Certain statements in this news release constitute “forward-looking statements” or “forward-looking information” within the meaning of applicable U.S. and Canadian securities laws. Such statements and information involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Ivanhoe Electric, its projects, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Such statements can be identified by the use of words such as “may”, “would”, “could”, “will”, “intend”, “expect”, “believe”, “plan”, “anticipate”, “estimate”, “scheduled”, “forecast”, “predict” and other similar terminology, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. These statements reflect Ivanhoe Electric’s current expectations regarding future events, performance and results and speak only as of the date of this news release.

Such statements in this news release include, without limitation statements related to the ability and timing of Cordoba and JCHX to obtain all necessary regulatory and third party approvals and satisfy other applicable conditions to close the transaction, including approval of the transaction by the Cordoba shareholders and the TSX Venture Exchange and approval of the Environmental Impact Assessment for the Alacrán Copper Project by Colombia’s Autoridad Nacional de Licencias Ambientales; the payments and net proceeds contemplated under the Agreement; the amount of any dividend to Ivanhoe Electric and the use of those proceeds; and Cordoba’s ability to earn up to 80% interest in the Perseverance Copper Project.

Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to significant risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including the inability of Cordoba and JCHX to successfully obtain all necessary regulatory and third party approvals and satisfy other applicable conditions to the transaction; the ability to close the transaction on the timeline anticipated, or at all; the receipt by us and Cordoba of all of the payments called for by the Agreement and such payments being applied in the manner currently anticipated; changes in the prices of copper or other metals Ivanhoe Electric is exploring for; the results of exploration and drilling activities and/or the failure of exploration programs or studies to deliver anticipated results or results that would justify and support continued exploration, studies, development or operations; the final assessment of exploration results and information that is preliminary; the significant risk and hazards associated with any future mining operations, extensive regulation by the U.S. government as well as local governments; changes in laws, rules or regulations, or their enforcement by applicable authorities; the failure of parties to contracts with Ivanhoe Electric to perform as agreed; and the impact of political, economic and other uncertainties associated with operating in foreign countries, and the impact of the COVID-19 pandemic and the global economy. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and risk factors described in Ivanhoe Electric’s Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission at www.sec.gov.

No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this news release. Ivanhoe Electric cautions you not to place undue reliance on these forward-looking statements. Subject to applicable securities laws, Ivanhoe Electric does not assume any obligation to update or revise the forward-looking statements contained herein to reflect events or circumstances occurring after the date of this news release, and Ivanhoe Electric expressly disclaims any requirement to do so.